UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 11-K

(Mark one)

☑	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the fiscal year ended December 31, 2006
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
Commission file number 1-6659
A. Full title of the Plan and the address of the Plan if different from that of the issuer named below:
AQUA AMERICA, INC.
EMPLOYEES 401(k)
SAVINGS PLAN AND TRUST
B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:
AQUA AMERICA, INC.
762 W. LANCASTER AVENUE
BRYN MAWR, PA 19010

AQUA AMERICA, INC.
EMPLOYEES 401(k) SAVINGS PLAN AND TRUST
The following audited financial statements are included with this report:
Financial Statements and Supplementary Schedules as of December 31, 2006 and 2005
Exhibits
23.1	Consent of Beard Miller Company LLP

99.1	Financial Statements and Supplementary Schedule as of December 31, 2006 and 2005

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Aqua America, Inc. has duly caused this annual report to be signed by the undersigned thereunto duly authorized.
Aqua America, Inc.
Employees 401(K) Savings Plan and Trust

Plan Sponsor:	Date

/s/ Roy H. Stahl	06/21/07

Roy H. Stahl
Chief Administrative Officer
Aqua America, Inc.

EXHIBIT INDEX
Exhibit No.	Description
23.1	Consent of Beard Miller Company LLP

99.1	Financial Statements and Supplementary Schedule as of December 31, 2006 and 2005